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                                                                     EXHIBIT 4.2


                              ASSUMPTION AGREEMENT

         THIS ASSUMPTION AGREEMENT (this "Agreement"), dated as of September 2, 1994, between Beverly Enterprises, Inc., a Delaware corporation (the "Company") and American Transitional Hospitals, Inc., a Delaware corporation ("ATH").

                              W I T N E S S E T H:

         WHEREAS, ATH Acquisition, Inc., previously a Delaware corporation and wholly-owned subsidiary of the Company ("Acquisition") was merged with and into ATH on the date hereof (the "Merger"), with ATH being the surviving corporation and becoming a wholly-owned subsidiary of the Company pursuant to an Agreement and Plan of Merger dated June 22, 1994 (the "Merger Agreement");

         WHEREAS, the Company agreed to assume the ATH 1993 Non Qualified Stock Option Plan (the "Plan") attached hereto and any options (the "Options") that had been granted by ATH thereto pursuant to the Merger Agreement following the Merger;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company hereby assumes all of the obligations of ATH pursuant to the Plan and the Options, except that (i) the Plan shall be administered by the Company's Compensation Committee; (ii) the Options shall be solely exercisable for an aggregate of 114,903 shares of common stock of the Company; (iii) the number of shares issuable upon exercise of the Options shall be modified in accordance with the Merger Agreement; (iv) the exercise price for the Options shall be modified in accordance with the Merger Agreement; and (v) stock option agreements reflecting items (i) through (iv) herein will be delivered to holders of the Options on or after the date hereof, with option agreements that were issued by ATH to holders of the Options prior to consummation of the Merger Agreement, being superseded and canceled concurrently herewith.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly exercised as of the date first above written.

                                        BEVERLY ENTERPRISES, INC., a Delaware
                                        corporation


                                        By:     /s/ SCOTT M. TABAKIN
                                        Title:  Vice President, Controller
                                                and Chief Accounting Officer

                                        AMERICAN TRANSITIONAL HOSPITALS, INC., a
                                        Delaware corporation


                                        By:     /s/ ROBERT C. CROSBY
                                        Title:  President